Exhibit 10.39
AMENDMENT
TO THE
EMPLOYMENT AGREEMENT BETWEEN JEFFREY T. MEZGER AND KB HOME
     This Amendment to the Employment Agreement, dated February 27, 2007 (the “Agreement”), between Jeffrey T. Mezger (the “Executive”) and KB Home (the “Company”), is entered into by the Executive and the Company on this 24th day of December, 2008, to be effective as of January 1, 2009. Capitalized terms used herein but not defined have the meanings set forth in the Agreement.
     WHEREAS, the Executive and the Company desire to make certain technical amendments to the Agreement in light of new requirements under Section 409A of the Internal Revenue Code; and
     WHEREAS, the amendments are being made pursuant to this Amendment in accordance with Sections 9 and 11(b) of the Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company, each intending to be legally bound, agree as follows:
     1. Section 6(a) is hereby amended by striking “While” at the beginning of the second sentence thereof and replacing it with “Subject to the requirements of Section 6(k), while”.
     2. Section 6(d) is hereby amended by striking the period at the end of the first sentence thereof and inserting the following:
“(except that cash lump sum payments under any arrangements or agreements subject to Internal Revenue Code Section 409A shall only be permitted as provided under the terms of those arrangements or agreements).”
     3. Section 6(d) is hereby amended by inserting the following new sentence at the end of the last paragraph thereof:
“In no event shall the payments contemplated under this paragraph be paid to the Executive later than the end of the taxable year of the Executive following the taxable year in which the Executive remits the related taxes.”
     4. Section 6 is hereby amended by inserting the following new subsection (k) at the end thereof:
“(k) Timing of Payment of Cash Severance and Execution of Release. Subject to Section 9, the payment of Cash Severance under Section 6(a) shall be made within 60 days after the date of the Executive’s Involuntary Termination; provided, however, that no payment of Cash Severance shall be made under this

Agreement unless the Executive delivers an executed Release to the Company within 50 days after the date of the Executive’s Involuntary Termination.”
     5. Section 9 is hereby amended by deleting the first sentence thereof and replacing it with the following:
“If the Company shall make a good-faith determination that the Cash Severance payable pursuant to Section 6 constitutes “deferred compensation” (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to preserve the tax treatment intended for such payment or to avoid additional tax, interest, or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period.”
IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the date first set forth above.

KB HOME		EXECUTIVE

By: Name:	/s/ Wendy C. Shiba Wendy C. Shiba	/s/ Jeffrey T. Mezger Jeffrey T. Mezger
Title:	Executive Vice President, General
Counsel and Secretary